Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact: Julie Levy

Chief Marketing Officer

(631) 537-1000, ext. 7211

BNB BANK SECURES $700 MILLION PAYCHECK PROTECTION PROGRAM LOANS

(Bridgehampton, NY – April 20, 2020) BNB Bank (BNB), the largest independent community bank on Long Island, has secured funding of $700 Million from the SBA’s Paycheck Protection Program (PPP) for approximately 2,500 small businesses on Long Island and New York City.

“We immediately mobilized over 100 employees, representing every part of the bank, to review, process and manually input applications into the SBA’s loan portal. Our size gave us the advantage of being able to modify our processes in real-time as SBA guidelines evolved. It also allowed us to focus all efforts on processing PPP loans, literally 24/7, right up until funds ran out,” stated Kevin O’Connor, President and Chief Executive Officer. “Over a two-week period, we processed almost 2,500 applications and delivered $700 Million in PPP loans to our small business customers. These loans, of which 80% were for $350,000 and less, are keeping businesses open and saving between 40,000 – 50,000 jobs across our Long Island communities,” continued O’Connor.

BNB Bank is continuing to accept applications for the PPP program, as signs from Washington indicate an additional tranche of funding for the SBA will become available.

About BNB Bank.

BNB Bank established in 1910, has assets of $4.9 billion and operates 39 branch locations serving Long Island and the greater New York metropolitan area. Through its branch network and its electronic delivery channels, BNB provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through BNB's wholly owned subsidiary, Bridge Abstract. Bridge Financial Services, Inc. offers financial planning and investment consultation.  BNB has a rich tradition of involvement in the community, supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts. For more information visit www.bnbbank.com.

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